SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.


                                   FORM 8-K


                                CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


                               December 1, 2004
                ------------------------------------------------
                Date of Report (date of earliest event reported)



                                    GWIN, Inc.
               ----------------------------------------------------
               Exact name of Registrant as Specified in its Charter



         Delaware                 000-24520             04-3021777
---------------------------    ---------------   ---------------------------
State or Other Jurisdiction    Commission File   IRS Employer Identification
     of Incorporation              Number                  Number


             5092 South Jones Boulevard, Las Vegas, Nevada 89118
           -------------------------------------------------------
           Address of Principal Executive Offices         Zip Code



                                (702) 967-6000
               --------------------------------------------------
               Registrant's Telephone Number, Including Area Code
















ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

     On December 1, 2004 GWIN, Inc. (the "Company") closed on a transaction with Laurus Master Fund Ltd. ("Laurus") in which the Company borrowed $600,000 from Laurus pursuant to a Convertible Term Note for $600,000 and the Company issued a seven-year warrant to purchase 2,666,667 shares of the Company's common stock at an exercise price of $ .09 per share. The Note is due in three (3) years, bears interest at 13%, with the interest being payable monthly; and principal payments are amortized over the term of the loan with the first payment due February 1, 2005; and the payments of principal and interest may be paid using shares of the Company's common stock at a price of $.073, subject to adjustment, if certain conditions are met.

     The Note is secured by (a) a personal guaranty of Wayne Root; (b) a pledge by Wayne Root of all of his shares of the Company; (c) an assignment of all of the funds which are released from certain credit card security accounts; and (d) a master security agreement covering all of the assets of the Company.

     The loan and sale of the warrant were made pursuant to a Securities Purchase Agreement with Laurus. Laurus has no relationship with the Company or any of its affiliates other than the fact that Laurus entered into a somewhat similar transaction with the Company in 2002, and the Company still owed Laurus approximately $119,000 as of November 30, 2004 on the original
loan transaction.   The Company paid to Laurus Capital Management, LLC, the
manager of Laurus, a fee of $21,000 plus $10,000 for its expenses. The funds from this loan are being used for general working capital purposes.

     The Securities Purchase Agreement requires that the Company file a registration statement with the Securities and Exchange Commission registering the shares to be issued as payments on the Note and the shares issuable upon exercise of the warrant.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS

     (c)  EXHIBITS

          10.27 Securities Purchase Agreement with Laurus Master Fund, Ltd. dated October 29, 2004 (filed herewith electronically)

          10.28 Secured Convertible Term Note payable to Laurus Master Fund, Ltd. for $600,000 (filed herewith electronically)

                                 SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                     GWIN, INC.



Dated:  December 2, 2004             By:/s/ Jeff Johnson
                                        Jeff Johnson, CFO